                                                                    EXHIBIT 10.3

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 14th day of May, 1999 by and between GREGORY K. JOHNSON ("Employee") and WACCAMAW CORPORATION AND ITS SUCCESSORS AND ASSIGNS, (the "Company").

                                   WITNESSETH:

         WHEREAS, Employee is currently employed by Waccamaw Corporation as its President and Chief Executive Officer pursuant to an Employment Agreement entered into on October 23, 1995 and amended on March 13, 1997 (the "Current Agreement");

         WHEREAS, Waccamaw Corporation is in the process of merging with HomePlace of America, Inc. (the "Merger"), and the name of the surviving entity upon the successful completion of the Merger will be HomePlace of America, Inc. ("HomePlace");

         WHEREAS, upon consummation of the Merger, this Agreement shall be assigned to and assumed by HomePlace by operation of law, and Employee shall be employed as the President and Chief Executive Officer of HomePlace on the terms and conditions hereinafter set forth;

         WHEREAS, the parties desire to amend and restate Employee's existing Employment Agreement as set forth herein;

         WHEREAS, the parties desire that this Agreement shall become effective only upon the consummation of the Merger,

         NOW, THEREFORE, Employee and the Company covenant and agree as follows:

         1. Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue his employment with the Company, for the Period of Employment (as defined in Paragraph 2 hereof), in the position and with the duties and responsibilities set forth in Paragraph 3 hereof.

         2. Period of Employment. Upon consummation of the Merger, this Agreement and the period of employment hereunder (the "Period of Employment") shall become effective as of June 1, 1999 (the "Effective Date") and shall expire, unless earlier terminated in accordance with the terms hereof, on May 31, 2004. This Agreement shall be null and void ab initio in the event that the merger is not consummated on or before July 31, 1999 in which event the Current Agreement shall remain in full force and effect until amended by mutual agreement of the parties.

         3. Position. During the Period of Employment, Employee shall be the President and Chief Executive Officer of the Company. In such capacities, he shall supervise and control the business of the Company, subject only to the general supervision of the Board of Directors and the Chairman of the Board.

         4. Performance. Throughout the Period of Employment, Employee agrees to serve the Company faithfully and to the best of his ability and shall devote all of his working time and energies to the furtherance of the Company's business. During the Period of Employment, Employee shall not work in any advisory or other capacity for any other individual, firm, corporation or other entity without the Company's prior express written consent thereto, or engage in any activity which materially interferes with the performance of his duties hereunder.

         5. Compensation. During the Period of Employment, as compensation for services rendered, the Company shall pay Employee a base salary, payable in equal monthly installments, of Four Hundred Fifty Thousand Dollars ($450,000) per year. The Company will review Employee's base salary every two years and make any adjustments that are deemed appropriate in the sole discretion of the Board of Directors.

         6. Perquisites. During the Period of Employment, Employee shall be entitled to, in addition to and without limiting those perquisites and fringe benefits accorded executives of equal rank, the following:

                  (a) an automobile or an automobile allowance in accordance with Company policy;

                  (b) payment or reimbursement of club initiation fees and membership dues, for Employee's membership in a country club mutually acceptable to Employee and the Company;

                  (c)      four (4) weeks of paid vacation annually;

                  (d) upon proof of payment, reimbursement for all reasonable and necessary expenses incurred by Employee on behalf of the Company; and

                  (e) tax planning and tax preparation services provided by the Company's accounting firm.

         7.       Executive Bonus. During the Period of Employment,
Employee shall be entitled to an incentive bonus (the "Incentive Bonus"), pursuant to the Company's Executive Incentive Bonus Plan as it may be amended and modified from time to time by the Board of Directors. Under such Plan, the Incentive Compensation opportunity for Employee will be for a higher percentage of base salary than for other participants.

         8. Employment Benefit Plans. Employee, his qualified dependents and beneficiaries shall be entitled to all payments, employee benefits and service credits during the Period of Employment to which executives of the Company, their qualified dependents and beneficiaries are entitled during the Period of Employment under the terms of the employee benefit plans and practices of the Company, including, without limitation, the Company's 401(k) savings plan, pension plan, life insurance plan (death benefit to be no less than Employee's base salary set forth in paragraph 5 above), disability plan, death benefit plan, medical, dental, and health and welfare plans and other present or equivalent successor plans and practices of the Company for which officers, their qualified dependents and beneficiaries are eligible, and to all payments or other benefits under any such plan or practice during the Period of Employment. This Agreement shall not preclude the Company from amending or terminating any employee benefit plan or practice.

         9. Grant of Stock Options. Promptly after the consummation of the Merger, the Company agrees to grant to Employee, pursuant to the terms and subject to the conditions of a Nonqualified Stock Option Agreement (the "Option Agreement") to be entered into between the Company and Employee, options to purchase Two Hundred Fifty Thousand (250,000) shares of common stock of the Company at an exercise price of $12.00 per share. The Option Agreement will provide that such options will vest at a rate of twenty percent (20%) per year commencing on the first anniversary of the effective date of the granting of the options.

         10. Death. In the event of the death of Employee during the Period of Employment, the legal representative of Employee shall be entitled to an amount equal to the base salary provided for in Paragraph 5 hereof for the month in which death shall have occurred, at the rate being paid at the time of death, and shall also receive, within one hundred twenty (120) days after the close of the fiscal year of the Company in which death occurs, a cash payment from the Company equal to the pro rata portion of the bonus that otherwise would have been paid to Employee under Paragraph 7 hereof for that portion of the fiscal year prior to the date of death as calculated under Paragraph 7 hereof. The Period of Employment shall be deemed to have ended as of the close of business on the last day of the month in which Employee's death shall have occurred but without prejudice to any payments otherwise due in respect of Employee's death.

         11.      Disability.

                  (a) In the event of Disability (as defined in Paragraph 11(c) hereof) of Employee during the Period of Employment, Employee shall be entitled to an amount equal to the base salary provided for in Paragraph 5 hereof, at the rate being paid at the time of the commencement of Disability, for the period of such Disability but not in excess of six (6) months.

                  (b) The amount of any payments due under Paragraph 11(a) hereof shall be reduced by any payments to which Employee shall be entitled for the same period because of disability under any disability or pension plan of the Company or as the result of worker's compensation or non-occupational disability payments.

                  (c) The term "Disability", as used in this Agreement, shall mean an illness or accident occurring during the Period of Employment which prevents Employee from performing his duties, with or without reasonable accommodation, under this Agreement.

                  (d) In the event Employee shall have been unable to perform substantially his duties under this Agreement for a period of six (6) consecutive months by reason of Disability, the Company may terminate Employee's employment by giving Employee written notice of termination. In the event of such a termination due to Disability as provided above, Employee shall receive, within one hundred twenty (120) days after the close of the fiscal year in which termination occurs, a cash payment from the Company equal to the pro rata portion of the bonus that otherwise would have been paid to Employee under Paragraph 7 hereof for that portion of the fiscal year ending on the date of termination of employment. Nothing herein, however, shall preclude Employee from receiving the disability benefits in this Paragraph 11 in the event of such termination.

         12. Termination. The Company may, by written notice to Employee, terminate this Agreement at any time for "Cause." As used herein, the term "Cause" shall mean:

                  (a) the commission of fraud, embezzlement, theft or other material violation of law by Employee in connection with or related to Employee's employment with the Company or the conviction of Employee of a crime involving moral turpitude;

                  (c) the willful and material failure of Employee to comply with the requirements of the Company's Code of Business Conduct or Antitrust and Trade Regulation Booklet; or

                  (d) after specific written notice from the Board of Directors setting forth the particular duty or obligation required of Employee, and after a reasonable time to cure, the continued willful and material failure by Employee to perform a duty or obligation reasonably required of him under this Agreement or by the Board of Directors.

         13. Change in Control. In the event of the termination of the employment of Employee hereunder within one (1) year following a Change in Control (i) by the Company for any reason other than for Cause, death, Disability or normal retirement of Employee or (ii) by the Employee for Good Reason, Employee shall be entitled to receive (A) a lump sum equal to two (2) times Employee's annual base salary at the highest rate in effect during the twelve (12) months immediately preceding the Change in Control and (B) his Incentive Bonus through the end of the fiscal year in which termination occurs.

                  A "Change in Control" of the Company shall mean:

                           (i)      any stock sale, exchange, merger,
reorganization, stock issuance, stock redemption, or other transaction, occurrence or series of transactions or occurrences resulting in a change in the ownership of the Company such that more than fifty (50%) percent of the voting rights of the Company stock is held, after such change, directly, indirectly or beneficially by a person or entity (or a group of persons or entities under common control) (a "New Control Person") other than the Government of Kuwait or an entity controlled, directly or indirectly, by the Government of Kuwait unless the New Control Person has advised Employee of its good faith intent to register the common stock of the Company in an initial public offering (an "IPO") under the Securities Exchange Act of 1934 within six
(6) months of such change;

                           (ii)     any sale of all or substantially all of the
assets of the Company to a New Control Person;

               provided, anything herein to the contrary notwithstanding, a Change in Control cannot occur subsequent to an IPO.

               Good Reason shall mean there has been a material diminution of your responsibilities or compensation.

               In the event Employee should become entitled to any benefits under this paragraph, such entitlement shall not limit the damages to Employee upon a breach of this Agreement by Company but such benefits shall mitigate the damages, if any, to which Employee may be entitled as a result of such breach.

         14.   Confidential Information.

               (a) It is stipulated and agreed that, during the Period of Employment, Employee will be placed in a position by the Company to become acquainted with confidential, proprietary and privileged information of the Company and its affiliates and successors (referred to herein as the "Confidential Information") and that the use of the Confidential Information against the Company would seriously damage the Company's business. As a consequence of the above, Employee agrees that during the Period of Employment and thereafter:

                           (i)      he shall not, directly or indirectly, unless
required by law, use, divulge, publish or otherwise reveal or allow to be revealed any aspect of the Confidential Information to any person or entity without the Company's prior express written consent;

                           (ii)     he shall refrain from any action or conduct
which might reasonably or foreseeably be expected to compromise the confidentiality, proprietary or privileged nature of the Confidential Information;

                           (iii)    he shall follow the reasonable suggestions
made by the Company from time to time regarding the confidentiality, proprietary and privileged nature of the Confidential Information; and

                           (iv)     he shall have no right, to the greatest
extent permitted by law, to apply for or to obtain any patent, copyright or other form of intellectual property protection with regard to the Confidential Information.

                  (b) Employee agrees that all files, documents, records, customer lists, books and other materials that come into his use or possession during the Period of Employment and that are in any way related to the Company's business shall at all times remain the property of the Company, and that, upon the termination of this Agreement for any reason, Employee shall immediately surrender to the Company all such materials. Employee shall disclose promptly and in writing to the Company all inventions, discoveries, processes and improvements, whether or not patentable ("Discoveries"), and all notes, models, drawings, software, and compilations of data relating thereto ("Writings"), made or discovered by him or with others at any time during the Period of Employment. To the maximum extent permitted by law, such Discoveries and Writings and any patent rights, copyrights and other intellectual property rights relating thereto ("Rights") shall constitute the sole property of the Company and its successors and assigns. Employee shall execute, acknowledge and deliver any and all documents and instruments deemed necessary or desirable by the Company confirming complete ownership by the Company of all Discoveries, Writings and Rights. Employee shall assist the Company and its successors and assigns, at the Company's expense, (i) in obtaining patents, copyrights and other protection, as applicable, for the Discoveries, Writings and Rights in any country if the Company, in its sole discretion, elects to apply for such patents, copyrights or other protection and (ii) in any prosecution or defense of any litigation involving the Discoveries, Writings and Rights.

         15.      Covenant Not to Compete.

                  (a) For all purposes of this Agreement, the terms defined below shall have the respective meanings specified, and the following definitions shall be equally applicable to the singular and plural forms of the terms defined:

                           (i)      "Business" means purchasing and selling, at
retail, housewares, home furnishings, linens, home decorating goods, and other merchandise of the type sold by the Company during the Period of Employment.

                           (ii)     "Compete" means directly or indirectly,
other than at the direction of the Company and on behalf of the Company: (A) organizing or owning any interest in a business which engages in the Business or a business substantially similar to the Business in the Territory, provided that Employee shall not be prohibited from owning not more than five percent (5%) of the outstanding shares of any company whose stock is registered on a national securities exchange; (B) engaging in the Business or a business substantially similar to the Business in the Territory; or (C) assisting any Person (as a director, officer, employee, agent, consultant, manager, lender or otherwise) engaging in the Business or a business substantially similar to the Business in the Territory.

                           (iii)    "Person" means any person or entity,
including, without limitation, any natural person, firm, company, partnership, corporation, trust, association, organization or governmental unit.

                           (iv)     "Restricted Period" means during the Period
of Employment and the two (2) year period immediately following the termination of Employee's employment with the Company for any reason.

                           (v)      "Territory" means the geographic area within
a circle having a radius of 20 miles from each store operated by the Company upon the termination of Employee's employment for any reason.

                  (b) The parties stipulate that the Company is engaged in the Business. In consideration of the Company's agreement to employ Employee pursuant to the terms hereof, and for other good and valuable consideration, Employee covenants and agrees that, during the Restricted Period, he shall not:
(i) Compete with the Company or (ii) employ or solicit the employment of any individual who has been an employee of the Company at any time during the twelve
(12) months preceding the termination of Employee's employment for any reason. Notwithstanding the foregoing, at any time following termination of his employment with the Company for any reason, (i) Employee may be employed by, own an interest in or assist a Person which is not engaged primarily in the Business, and (ii) Employee may be employed by, own an interest in or assist a Person provided that Employee's duties do not include, directly or indirectly, responsibility for any subsidiary, division, unit or other entity controlled by such Person that is engaged primarily in the Business.

         16. Amendment; Waiver. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement. The waiver of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         17. Entire Agreement. This Agreement sets forth the entire agreement and understanding, and, upon consummation of the Merger, supersedes all prior agreements and understandings, oral or written, between the parties hereto, with respect to the subject matter hereof.

         18. Non-Assignable. This Agreement shall not be assignable by Employee.

         19. Binding Nature. This Agreement shall inure to the benefit of and be binding upon Employee, and his heirs and administrators, and the Company, and its successors and assigns.

         20. Severability. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this

Agreement shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

         21. Notices. Any notice required or permitted to be given to either party hereunder shall be in writing and shall be deemed effectively given if (a) mailed by first class, registered or certified mail, return receipt requested, postage prepaid or (b) provided notice is sent on a business day between 9:00 a.m. and 5:00 p.m., Myrtle Beach, South Carolina time, by facsimile transmission, provided sender retains a transmission confirmation, as follows:


        (i)    If to the Company             HomePlace of America, Inc.
                                             3200 Pottery Drive
                                             Myrtle Beach, South Carolina  29577
                                             Facsimile Number: (803) 236-7718

        (ii)   If to Employee                Gregory K. Johnson
                                             154 Salt Creek Court
                                             Pawleys Island, SC 29585


or, in each case, at such other address or facsimile number as may be specified in writing to the other party hereto. Alternatively, notices shall also be deemed effectively given if hand delivered to Employee or the Chairman of the Board of Directors of the Company, as the case may be.

         22. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

         23. Survivability. The provisions of Paragraphs 14 and 15 of this Agreement shall survive the termination of Employee's employment with the Company for any reason.

         24. Reasonableness. Employee has carefully read and considered the provisions of this Agreement and agrees that the restrictions set forth herein are fair and reasonably required for the Company's protection.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the day first above written.

                                WACCAMAW CORPORATION

                                By: /s/ G. William Miller
                                   ---------------------------------------------
                                   G. William Miller, Chairman of the Board

                                /s/ Gregory K. Johnson
                                ------------------------------------------------
                                GREGORY K. JOHNSON